Exhibit10.22

FIFTH AMENDMENT TO ACCOUNT PURCHASE AGREEMENT

THIS FIFTH AMENDMENT (this “Amendment”), dated as of April 11, 2013, is entered into by and between Tulsa Inspection Resources, Inc., an Oklahoma corporation (the “Customer”), and Wells Fargo Bank, National Association (together with its participants, successors and assigns, “WFB”).

RECITALS

The Customer and WFB are parties to an Account Purchase Agreement dated as of February 29, 2012 (as amended from time to time, the “Account Purchase Agreement”). Capitalized terms used in these recitals have the meanings given to them in the Account Purchase Agreement unless otherwise specified.

The Customer has requested that certain amendments be made to the Account Purchase Agreement, which WFB is willing to make pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

1.           Defined Terms. Capitalized terms used in this Amendment which are defined in the Account Purchase Agreement shall have the same meanings as defined therein, unless otherwise defined herein.

2.           Amendments to Account Purchase Agreement.

(a)             Section 1.02 of the Account Purchase Agreement is hereby amended and restated to read in its entirety as follows”

“1.02         Currency Equivalency for Certain Contractual Purposes. For the exclusive purposes of calculating the Facility Maximum, the Subsidiary Customers’ Facility Maximum (as defined in the Subsidiary Account Purchase Agreement) and the Aggregate Facilities’ Maximum pursuant to this Agreement, the Affiliate Account Purchase Agreement or the Subsidiary Account Purchase Agreement, as applicable, and no other purpose, C$1.00 shall be considered and deemed equal to US$1.00.”

(b)              Section 1.03 of the Account Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“1.03         Facility and Sublimit. WFB and the Customer confirm their agreement that the Aggregate Facilities’ Maximum shall not, at any time, exceed $40,000,000, less the aggregate outstanding amount of Advances (as defined in the Affiliate Account Purchase Agreement) made under the Affiliate Account Purchase Agreement and Advances (as defined in the Subsidiary Account Purchase Agreement) made under the Subsidiary Account Purchase Agreement, and that the Subsidiary Customers’ Facility Maximum (as defined in the Subsidiary Account Purchase Agreement) shall not, at any time, exceed $9,000,000.”

(c)          Section 2.06 of the Account Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“2.06      “Aggregate Facilities’ Maximum” means $40,000,000, which amount may be reduced by WFB in its sole discretion.”

(d)          Section 2.24 of the Account Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“2.24       “Facilities” means this Agreement, the Affiliate Account Purchase Agreement and the Subsidiary Account Purchase Agreement.”

(e)          Section 2.26 of the Account Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“2.26      “Facility Maximum” means, at any time, subject to the availability of Acceptable Accounts and the exercise of WFB’s discretion as provided herein, the Aggregate Facilities’ Maximum, less (a) the aggregate outstanding amount of Advances (as defined in the Affiliate Account Purchase Agreement) made under the Affiliate Account Purchase Agreement, less (b) the aggregate outstanding amount of Advances (as defined in the Subsidiary Account Purchase Agreement) made under the Subsidiary Account Purchase Agreement.”

(f)          Section 2.28 of the Account Purchase Agreement is hereby amended and restated to read in its entirety as follows:

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“2.28      “First Priority Collateral” means all of the following property whether owned or existing at the date hereof or hereafter created or acquired or arising, or in which the Customer at the date hereof has or hereafter acquires any right, and wheresoever located: (a) all Accounts and all of the Related Rights, the Purchased Accounts and the Related Rights with respect thereto; (b) all of the Customer’s monies and other things of value contained in the Collected Reserve Account; (c) all chattel paper (including electronic chattel paper) solely to the extent evidencing, arising out of or related to any Account or Related Right; (d) all commercial tort claims solely to the extent related to or arising from any Account or Related Right; (e) all documents (including warehouse receipts, bills of lading, and other documents of title) solely to the extent related to or arising from any Account or Related Right; (f) all Equipment and goods solely to the extent related to any Account or Related Right; (g) all instruments solely to the extent evidencing, arising out of or related to any Account or Related Right; (h) all general intangibles (including (i) payment intangibles, (ii) intellectual property and (iii) all other choses in action, causes of action, actions, suits, and other legal proceedings of any kind) solely to the extent related to or arising from any Account or Related Right; (i) all of the Customer’s employee lists solely to the extent such employees are servicing the Account Debtors; (j) all of the Customer’s Account Debtors lists; (k) all investment property solely to the extent evidencing, arising out of or related to any Account or Related Right; (l) all letters of credit and letter of credit rights solely to the extent evidencing, arising out of or related to any Account or Related Right; (m) all supporting obligations solely to the extent related to or arising from any Account or Related Right; (n) all of the Customer’s deposit accounts, blocked accounts, lockbox accounts or collateral accounts established with or for the benefit of WFB, and all items, monies and other things of value in any deposit account or any lockbox established with or for the benefit of WFB, solely to the extent constituting proceeds of or otherwise arising out of any Account or Related Right or any other First Priority Collateral; (o) all Records and all other tangible and electronic books and records pertaining to any of the foregoing (including all mail and electronic mail); (p) all amendments, modifications, products, replacements, and substitutions to any of the foregoing; (q) in the case of all goods previously set forth in this Section 2.28, all accessions; (r) all accessories, attachments, parts, Equipment and repairs at the date hereof or hereafter attached or affixed to or used in connection with any goods previously set forth in this Section 2.28; (s) all warehouse receipts, bills of lading and other documents of title at the date hereof or hereafter covering any goods previously set forth in this Section 2.28; (t) all collateral subject to the Lien of any Related Document that constitutes a Related Right; (u) all money and other assets of the Customer that at the date hereof or hereafter come into the possession, custody, or control of WFB solely to the extent constituting proceeds of or otherwise arising out of any Account or Related Right or any other First Priority Collateral; and (v) all proceeds (including cash, insurance and condemnation proceeds) of, and all substitutions and replacements for, and all products of, any of the foregoing. Notwithstanding anything contained in this Agreement to the contrary, the term “First Priority Collateral” shall not include any assets (including Stock) of any CFC owned (directly or indirectly) by the Customer or any Stock of any CFC that is owned (directly or indirectly) by the Customer.”

(g)          Section 2.78 of the Account Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“2.78      “WFB Discount” means a fully earned fee to be paid by the Customer to WFB as set forth herein in an amount equal to the product of (i) the aggregate amount of Advances paid for Purchased Accounts multiplied by (ii) a percentage (as used in this Section, the “Multiplier”) equal to (A) as long as no Event of Termination has occurred and is continuing and subject to Section 11.22, the sum of LIBOR plus four percent (4.00%) per annum and (B) upon the occurrence and during the continuation of an Event of Termination and subject to Section 11.22, the sum of LIBOR plus seven and three quarters of one percent (7.75%) per annum, or such lesser amount as WFB in its sole discretion may determine. The WFB Discount shall accrue daily, shall be calculated on the basis of a 360-day year for the actual number of days elapsed from the date for which an Advance has been paid for a Purchased Account and the Related Rights with respect thereto through the collection date of such Purchased Account, and shall change whenever LIBOR changes. WFB may increase the Multiplier if WFB’s cost of funds increases for any reason. Such increase shall be effective upon the actual change in the cost of funds to WFB. In no event shall such fee be more than the lawful maximum, if any, in effect from time to time for advances of the type, in the amount, for the purposes and otherwise of the kind herein contemplated.”

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(h)           Article 2 of the Account Purchase Agreement is hereby amended by adding a new Sections 2.84 through 2.105 to the end thereof to read in their entirety as follows:

“2.84       “Affiliate Account Purchase Agreement” means the Account Purchase Agreement by and between TIRNE and WFB dated as of April [__], 2013.

2.85         “Capital Expenditures” means, for any period, the sum (without duplication) of all expenditures (whether paid in cash or accrued as liabilities) during such period that are or are required to be treated as capital expenditures under GAAP.

2.86         “Capital Lease” means any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof the obligations of the lessee in respect of which are required to be capitalized on the balance sheet of the lessee in accordance with GAAP.

2.87         “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under all Capital Leases of such Person under GAAP, and the amount of such obligations is the capitalized amount thereof determined in accordance with GAAP.

2.88         “Cash Equivalents” means: (a) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than twelve (12) months from the date of acquisition; (b) time deposits, certificates of deposit and banker’s acceptances of any domestic commercial bank having capital and surplus in excess of $100,000,000 having maturities of not more than six (6) months from the date of acquisition; (c) repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in clause (a) and entered into with any bank meeting the qualifications specified in clause (b) above; (d) commercial paper having, at the time of acquisition thereof, an investment grade credit rating from Standard & Poor’s Ratings Services or Moody’s Investors Service, Inc. and maturing within ninety (90) days after the date of acquisition; and (e) money market funds which invest at least 90% of their assets in the types of securities or instruments described in clauses (a), (b), (c) and (d) above, in each case, which can be liquidated without financial penalty.

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2.89         “Consolidated” means the consolidation in accordance with GAAP of the accounts or other items as to which such term applies.

2.90         “EBITDA” means, with respect to any Person and for any specified period, the total of the following of such Person and its Subsidiaries for such period (in each case determined in accordance with GAAP on a Consolidated basis and without duplication): (a) Net Income for such period, plus (b) to the extent taken into account in determining Net Income: (i) provision for taxes based on income or profits; (ii) Interest Expense whether paid or accrued; (iii) depreciation and amortization (including amortization of goodwill and other intangibles but excluding deduction of prepaid cash expenses that were paid in a prior period); (iv) any losses realized in connection with the sale or disposition of assets (including dispositions pursuant to sale and leaseback transactions) other than in the ordinary course of business or the disposition of any securities or the extinguishment of any Indebtedness; (v) any extraordinary, non-cash or non-recurring charges or expenses approved by WFB (and excluding the related tax effects) and (vi) with respect to the Customer, Non-Competition Payments minus (c) to the extent taken into account in determining Net Income, (i) any income realized in connection with the sale or disposition of assets (including dispositions pursuant to sale and leaseback transactions) other than in the ordinary course of business or the disposition of any securities or the extinguishment of any Indebtedness; and (ii) any extraordinary, non-cash or non-recurring income that is in each case not operating income (and excluding the related tax effects).

2.91         “Fixed Charges” means, with respect to any Person and for any specified period, the sum of the following of such Person and its Subsidiaries for such period (determined in accordance with GAAP on a Consolidated basis and without duplication): (a) all scheduled principal payments with respect to Funded Indebtedness (including all such payments with respect to Capital Lease Obligations for such Person) plus (b) Interest Expense paid or payable in cash plus (c) Non-Competition Payments plus (d) all amounts paid in respect to the Subordinated Seller Indebtedness.

2.92         “Fixed Charges Ratio” means, with respect to any Person and as at any date of determination thereof, the ratio of: (a) EBITDA for the Measurement Period ending on, or immediately prior to, such date of determination less the sum of (i) Restricted Payments, (ii) Capital Expenditures (other than those financed within thirty (30) days after occurrence with long-term Indebtedness permitted by the Term Loan Indebtedness (other than a revolving line of credit or similar facility)) net of (A) any net sales proceeds received during such period by such Person or its Subsidiaries from fixed assets sold by such Person or its Subsidiaries and (B) any casualty insurance proceeds received during such period by such Person or its Subsidiaries for casualties to fixed assets and applied to repair or replacement thereof, and (iii) taxes paid in cash, to (b) Fixed Charges, in each case during the Measurement Period.

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2.93         “Funded Indebtedness” means, with respect to any Person as of any date of determination, the sum of the following of such Person and its Subsidiaries (in each case determined in accordance with GAAP (but without reduction for items under GAAP that would reduce the aggregate principal amount thereof below the face amount thereof) on a Consolidated basis and without duplication): (a) all obligations for borrowed money; (b) all accounts receivable assigned by the Customer or any of its Subsidiaries to WFB (or reassigned to the Customer or any of its Subsidiaries by WFB) from time to time pursuant to this Agreement or the Affiliate Account Purchase Agreement, as applicable; (c) all obligations upon which interest charges are customarily paid or accrued; (d) all obligations evidenced by bonds, notes (including the notes executed in connection with the Term Loan Indebtedness) or similar instruments; (e) all obligations under conditional sale or other title retention agreements relating to property or assets purchased by such Person; (f) all obligations issued or assumed as the deferred and unpaid purchase price of property or services (excluding trade accounts payable incurred in the ordinary course of business that are not past due and which are classified as short term liabilities in accordance with GAAP); (g) all obligations of others secured by (or having an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; (h) all Guarantee Obligations by such Person of Funded Indebtedness of others; (i) all Capital Lease Obligations and (j) all obligations as an account party in respect of letters of credit or similar facilities and bankers’ acceptances.

2.94         “GAAP” means U.S. generally accepted accounting principles, consistently applied, for the period or periods in question.

2.95         “Guarantee Obligation” of or by any Person means any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person: (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or advance or supply funds for the purchase of) any security for the payment of such Indebtedness; (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness; or (c) to maintain a fixed or formula amount of working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided that the term “Guarantee Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The word “Guarantee” when used as a verb shall have the correlative meaning.

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2.96         “Indebtedness” of any Person means, without duplication: (a) Funded Indebtedness; (b) all obligations outstanding under any synthetic leases, off-balance sheet loan or similar off-balance sheet financing of such Person (for the avoidance of doubt, excluding true operating leases, such as office space operating leases and equipment operating leases and insurance); (c) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements; (d) all obligations of any partnership or joint venture as to which such Person is or may become personally liable to the extent such obligations are deemed to be liabilities under GAAP, and (e) any item (other than trade accounts payable incurred in the ordinary course of business that are not more than sixty (60) days past due and liabilities on account of items prepaid in the ordinary course of business, in each case which are classified as short term liabilities in accordance with GAAP) which in accordance with GAAP should be classified upon the balance sheet of such Person as liabilities.

2.97         “Interest Expense” means, with respect to any Person and for any specified period, the gross interest expense of such Person and its Subsidiaries (including without limitation: (a) all interest paid, accrued or scheduled to be paid in respect of any Funded Indebtedness (for clarity, including any discounts to the face amount of any applicable accounts receivable paid, payable or otherwise incurred by the Customer or any of its Subsidiaries pursuant to or in connection with all accounts receivable assigned by the Customer or any of its Subsidiaries to WFB (or reassigned to the Customer or any of its Subsidiaries by WFB) from time to time pursuant to this Agreement or the Affiliate Account Purchase Agreement; (b) amortization of debt issuance costs and original issue discount; (c) all but the principal component of payments in respect of conditional sale contracts, Capital Leases and other title retention agreements; (d) commissions, discounts and other fees and charges with respect to letters of credit and bankers’ acceptance financings; (e) net costs under interest rate protection agreements; and (f) a proportionate amount of all non-contingent fees and charges in respect of any Funded Indebtedness) for such period, in each case determined in accordance with GAAP on a Consolidated basis and without duplication.

2.98         “Measurement Period” means, at any date of determination, the most recently completed twelve (12) month period.

2.99         “Net Funded Leverage Ratio” means, as with respect to any Person and for any period and at any date of determination thereof, the ratio of: (a) Funded Indebtedness (excluding Indebtedness under the Subordinated Seller Indebtedness) outstanding minus the aggregate amount of all cash and Cash Equivalents held by the Customer and its Subsidiaries, as at such date of determination; to (b) EBITDA for the Measurement Period ending on, or most recently ended prior to, such date of determination.

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2.100          “Net Income” means, with respect to any Person and for any specified period, the net income (loss) of such Person and its Subsidiaries, determined in accordance with GAAP on a Consolidated basis without duplication; provided that (a) the Net Income of any Person that is not a Wholly-Owned Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly-Owned Subsidiary thereof; (b) the Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders; and (c) for purposes of computing EBITDA of such Person, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Subsidiary of such Person shall be added to Net Income only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed to such Person by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Subsidiary or its stockholders.

2.101          “Non-Competition Payments” means the payment paid by the Customer pursuant to (i) the Non-Competition and Non-Solicitation Agreement, dated on or about July 8, 2010, between Trent Foley and Tulsa Inspection Resources – Acquisition Corp. and (ii) other written non-competition agreements, as in effect on July 8, 2010, to the extent such payments do not exceed $25,000 per month.

2.102          “Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

2.103          “Restricted Payment” means: (a) any dividend or other distribution of any nature, direct or indirect, on account of any Stock of any of the Customer, any Guarantor or any of their respective Subsidiaries, including, without limitation, any distribution of any proceeds received by the Customer pursuant to any indemnification provisions of each Stock Purchase Agreement (as defined in each of the loan agreements evidencing the Term Loan Indebtedness) assigned to the Customer by the Regent Private Capital, LLC (or any such proceeds received by Regent TIR Partners, LLC and/or Regent Private Capital, LLC, in which event such proceeds will be assigned and delivered to the Customer and which, for clarity, will constitute such proceeds as if directly received by the Customer); (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Stock of any of the Customer, any Guarantor or any of their respective Subsidiaries; and (c) any tax sharing or indemnification payment (other than indemnification payments pursuant to the Management Services Agreement, dated March 12, 2009, between the Customer and Regent Private Capital, LLC, as amended from time to time to the extent permitted under the documents executed in connection with the Subordinated Seller Indebtedness) to any Affiliate of any of the Customer or any Guarantor (other than another Guarantor or the Customer, as applicable).

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2.104          “Subordinated Debt Leverage Ratio” means, as with respect to any Person and for any period and at any date of determination thereof, the ratio of: (a) Indebtedness outstanding under the Term Loan Indebtedness, as at such date of determination; to (b) EBITDA for the Measurement Period ending on, or most recently ended prior to, such date of determination.

2.105          “Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person of which shares of Stock representing 100% of the equity or 100% of the ordinary voting power or 100% of the general partnership interests are, at the time any determination is being made, owned, controlled or held by such Person or one or more wholly-owned subsidiaries of such Person or by such Person and one or more wholly-owned subsidiaries of such Person.”

  (i)              Section 3.08(a) of the Account Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“(a)             Facility Fee.  The Customer shall pay to WFB, for itself and on behalf of each of TIRNE and each of the Subsidiary Customers, a facility fee (the “Facility Fee”) in the amount of one half of one percent (0.50%) of the Aggregate Facilities’ Maximum upon closing of this Agreement and on each anniversary of the Closing Date. Notwithstanding the foregoing, the Facility Fee will not exceed $100,000 unless the Aggregate Facilities’ Maximum is increased upon the Customer’s request and as agreed by WFB in its sole discretion, whereupon the Facility Fee will be one half of one percent (0.50%) of the new Aggregate Facilities’ Maximum.”

(j)               Section 3.08(d) of the Account Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“(d)          Termination Fee.  Unless WFB and WFCFCC terminate the Facilities when no Event of Termination, Event of Termination (as defined in the Affiliate Account Purchase Agreement) or Event of Termination (as defined in the Subsidiary Account Purchase Agreement) has occurred and is continuing, the Customer shall pay, for itself and on behalf of each of TIRNE and each Subsidiary Customer and jointly and severally with each of TIRNE and each Subsidiary Customer, to WFB on the Final Termination Date a fully earned termination fee (the “Termination Fee”) equal to:  (i) two and one half of one percent (2.50%) of the Aggregate Facilities’ Maximum, if the Final Termination Date occurs on or before the first anniversary of the date hereof; (ii) one and one half of one percent (1.50%) of the Aggregate Facilities’ Maximum, if the Final Termination Date occurs after the first anniversary of the date hereof but on or before the second anniversary of the date hereof; and (iii) one half of one percent (0.50%) of the Aggregate Facilities’ Maximum, if the Final Termination Date occurs after the second anniversary of the date hereof but before February 28, 2015; provided, however, that if the Customer terminates the Facilities as a result, and within ninety (90) days, of (A) the reduction by WFB of the Aggregate Facilities’ Maximum in an aggregate amount greater than $5,000,000, (B) the reduction of the percentage set forth in the definition of “Advance” set forth in Section 2.04 by WFB by more than ten percent (10.00%) for any reason in WFB’s Permitted Discretion other than WFB’s determination, based on collection experience, that such decrease is necessary and warranted, or (C) other than as a result of the occurrence of an Event of Termination, the increase of the “Multiplier” set forth in the definition of “WFB Discount” set forth in Section 2.78 by WFB by more than one percent (1.00%), and no Event of Termination, Event of Termination (as defined in the Affiliate Account Purchase Agreement) or Event of Termination (as defined in the Subsidiary Account Purchase Agreement) has occurred and is continuing, then the Termination Fee will be equal to zero percent (0.00%) of the Aggregate Facilities’ Maximum.”

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  (k)           Section 3.12 of the Account Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“3.12         Termination of Facilities by the Customer, TIRNE and the Subsidiary Customers. The Customer, TIRNE and the Subsidiary Customers may terminate the Facilities at any time if the Customer (a) gives WFB and WFCFCC at least thirty (30) days advance written notice prior to the proposed Termination Date of the Facilities and (b) the Customer, TIRNE and the Subsidiary Customers pay WFB the applicable Termination Fee in accordance with the provisions of Section 3.08(d). On such Termination Date, (x) all amounts due hereunder shall be immediately due and payable and (y) the Customer shall repurchase all outstanding Purchased Accounts and the Related Rights with respect thereto, whether or not any such Account is subject to a Commercial Dispute, without any express or implied representation, warranty or liability of, or recourse against, WFB, and immediately pay the Repurchase Price for such Purchased Accounts and the Related Rights with respect thereto.”

  (l)          Article 6 of the Account Purchase Agreement is hereby amended by adding a new Section 6.21 to the end thereof to read in its entirety as follows:

“6.21      Financial Covenants. The Customer and any Subsidiary of the Customer that is a Guarantor shall with respect to each period set forth below have complied or comply with and maintain each of the following financial ratios and financial covenants, determined by reference to the information set forth in the financial statements provided by the Customer in accordance with Section 6.07 above:

(a)          Net Funded Leverage Ratio. A Net Funded Leverage Ratio on the last day of each fiscal quarter for the applicable Measurement Period then ending shall not be more than the 4.20:1.00.

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(b)          Fixed Charges Ratio. A Fixed Charges Ratio on the last day of each fiscal quarter for the applicable Measurement Period then ending shall not be less than 1.20:1.00.

(c)          Maximum Capital Expenditures. Capital Expenditures shall not exceed the sum of (i) $1,000,000 during any fiscal year, without WFB’s prior written consent; and (ii) the amount expended by the Customer from insurance proceeds for replacement or repair of any Property damaged or destroyed in casualty.

(d)          Minimum EBITDA. The minimum EBITDA for the twelve (12) month period ended on the last day of each fiscal quarter for the applicable Measurement Period then ending shall not be less than $7,375,000.

(e)          Subordinated Debt Leverage Ratio. A Subordinated Debt Leverage Ratio on the last day of each fiscal quarter for the applicable Measurement Period then ending shall not be more than 2.70:1.00.”

(m)          Section 9.01(i) of the Account Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“(i)          (i) An Event of Termination (as defined in the Subsidiary Account Purchase Agreement) shall occur and be continuing under the Subsidiary Account Purchase Agreement, or (ii) An Event of Termination (as defined in the Affiliate Account Purchase Agreement) shall occur and be continuing under the Affiliate Account Purchase Agreement.”

(n)          Section 11.26 of the Account Purchase Agreement is hereby amended and restated to read in its entirety as follows:

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“11.26         Termination. This Agreement shall terminate on the first date following the Termination Date when (a) all amounts due to WFB and WFCFCC under this Agreement and the Related Documents have been paid in full other than indemnification obligations that are contingent as to liability, (b) WFB and WFCFCC have no further obligations hereunder or any Related Document, (c) all obligations of the Customer to WFB and WFCFCC hereunder and under each Related Document and all obligations of each of TIRNE and each Subsidiary Customer to WFB and WFCFCC under each Related Document, as applicable, have been satisfied other than indemnification obligations that are contingent as to liability, (d) there are no suits, actions, proceedings or claims pending or threatened against any Indemnitee under this Agreement with respect to any Indemnified Liabilities, (e) WFB and WFCFCC have received each of the following, in form and content satisfactory to WFB and WFCFCC, or WFB and WFCFCC have waived receipt thereof:  (i) a release of all claims against WFB and WFCFCC by the Customer and each of TIRNE and each Subsidiary Customer relating to WFB’s and WFCFCC’s performance and obligations under this Agreement and the Related Documents, and (ii) an agreement by the Customer, TIRNE, each Subsidiary Customer, each other Guarantor and any lender or factor providing funds to the Customer that are used to replace the facility extended hereunder, or to satisfy all outstanding obligations of the Customer under this Agreement, to indemnify WFB and WFCFCC for all amounts WFB is thereafter required to pay Account Debtors that would have resulted in repurchase obligations hereunder and all checks, instruments, or payment orders credited to the Collected Reserve Account which are returned for insufficient funds or have not been processed or for any errors in computation of the amount due to WFB and WFCFCC under this Agreement and the Related Documents or other clerical or computer errors in calculating such amount and (f) the Final Termination Date (as defined in the Subsidiary Account Purchase Agreement) and the Final Termination Date (as defined in the Affiliate Account Purchase Agreement) has occurred or will occur on same date as it occurs hereunder (the “Final Termination Date”). The Customer and WFB agree that the conditions set out in this Section 11.26 are for the exclusive benefit of WFB and that any or all such conditions may be waived by WFB in its sole discretion by written notice to such effect.”

3.          Notice. Pursuant to Section 11.18 of the Account Purchase Agreement, WFB hereby gives the Customer notice that WFB’s notice address is:  Wells Fargo Bank, National Association, 14241 Dallas Parkway, Ste. 900, T6312-030, Dallas, TX 75254, Telecopier: (877) 402-7415, Attention: Brooke M. Campbell, Email: Brooke.M.Campbell@wellsfargo.com.

4.          No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Account Purchase Agreement shall remain in full force and effect and shall apply to any purchase thereunder.

5.          Release of Guarantees. The validity guarantees by each of Randall Lorett and Dan O’Keefe in favor of WFB, each dated as of February 29, 2012, are hereby cancelled and shall be of no further force and effect.

6.          Amendment Fee. The Customer shall pay WFB as of the date hereof a fully earned, non-refundable fee in the amount of $50,000 in consideration of WFB’s execution and delivery of this Amendment.

7.          Conditions Precedent. This Amendment shall be effective when WFB shall have received an executed original hereof, together with each of the following, each in substance and form acceptable to WFB in its sole discretion:

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(a) A Certificate of the Secretary of the Customer certifying as to (i) the resolutions of the board of directors of the Customer approving the execution and delivery of this Amendment, (ii) the fact that the certificate of incorporation and bylaws of the Customer, which were certified and delivered to WFB pursuant to the Certificate of Authority of the Customer’s secretary or assistant secretary dated as of February 29, 2012 continue in full force and effect and have not been amended or otherwise modified except as set forth in the Certificate to be delivered, and (iii) certifying that the officers and agents of the Customer who have been certified to WFB, pursuant to the Certificate of Authority of the Customer dated as of February 29, 2012, as being authorized to sign and to act on behalf of the Customer continue to be so authorized or setting forth the sample signatures of each of the officers and agents of the Customer authorized to execute and deliver this Amendment and all other documents, agreements and certificates on behalf of the Customer.

(b) The Acknowledgment and Agreement of Guarantor set forth at the end of this Amendment, duly executed by Guarantor.

(c) An amendment to the Intercreditor Agreement.

(d) An amendment or consent to the Term Loan Indebtedness approving the increase to the Aggregate Facilities’ Maximum.

(e) An amendment to the Subsidiary Account Purchase Agreement.

(f) The Affiliate Account Purchase Agreement.

(g) A guaranty by the Customer guaranteeing the obligations owing under the Affiliate Account Purchase Agreement.

(h) Payment of the fee described in Paragraph 6.

8.            Representations and Warranties. The Customer hereby represents and warrants to WFB as follows:

(a)   The Customer has all requisite corporate power and authority to execute and deliver this Amendment and any other agreements, documents or instruments required hereunder and to perform all of its obligations hereunder and thereunder, and this Amendment and all such other agreements, documents and instruments have been duly executed and delivered by the Customer and constitute the legal, valid and binding obligation of the Customer, enforceable in accordance with their terms.

(b)   The execution, delivery and performance by the Customer of this Amendment and any other agreements, documents or instruments required hereunder have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Customer, or the articles of incorporation or by-laws of the Customer, or (iii) result in a breach of or constitute a default under any agreement, lease or instrument to which the Customer is a party or by which it or its properties may be bound or affected.

(c)   All of the representations and warranties contained in Article 5 of the Account Purchase Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

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(d)   No Event of Termination has occurred and is continuing.

9.          References. All references in the Account Purchase Agreement to “this Agreement” shall be deemed to refer to the Account Purchase Agreement as amended hereby; and any and all references in the Related Documents to the Account Purchase Agreement shall be deemed to refer to the Account Purchase Agreement as amended hereby. Any and all transactions by or on behalf of Customer with WFB prior to the date hereof are hereby in all respects ratified, approved and confirmed.

10.         No Waiver. The execution of this Amendment and the acceptance of all other agreements, documents and instruments related hereto shall not be deemed to be a waiver of any default or Event of Termination under the Account Purchase Agreement or a waiver of any breach, default or event of default under any Related Document or other document held by WFB, whether or not known to WFB and whether or not existing on the date of this Amendment.

11.         Release. The Customer and Guarantor, by signing the Acknowledgement and Agreement of Guarantor set forth below, each hereby absolutely and unconditionally releases and forever discharges WFB, and any and all participants, parent entities, subsidiary entities, affiliated entities, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents, attorneys and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Customer or Guarantor has had, now has or has made claim to have against any such Person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

12.         Costs and Expenses. The Customer hereby reaffirms its agreement under the Account Purchase Agreement to pay or reimburse WFB on demand for all costs and expenses incurred by WFB in connection with the Account Purchase Agreement and the Related Documents, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Customer specifically agrees to pay the fee required under Paragraph 6 of this Amendment and all fees and disbursements of counsel to WFB for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. The Customer acknowledges and agrees that WFB may charge such fees and disbursements to the Collected Reserve Account.

13.         CHOICE OF LAW. THE VALIDITY OF THIS AMENDMENT AND THE ACKNOWLEDGMENT AND AGREEMENT OF GUARANTOR, AND THE CONSTRUCTION, INTERPRETATION AND ENFORCEMENT HEREOF, AND THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO AS WELL AS ALL CLAIMS, CONTROVERSIES OR DISPUTES ARISING UNDER OR RELATED TO THIS AMENDMENT AND THE ACKNOWLEDGMENT AND AGREEMENT OF GUARANTOR SHALL BE DETERMINED UNDER, GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO.

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14.         Jurisdiction. The parties hereby (a) consent to the personal jurisdiction of the state and federal courts located in the State of Colorado, and any appellate court from which any appeals therefrom are available, in connection with any controversy related to this Amendment or the Acknowledgment and Agreement of Guarantor; (b) waive any argument that venue in any such forum is not convenient; (c) agree that any litigation initiated by WFB or the Customer in connection with this Amendment and the Acknowledgment and Agreement of Guarantor may be venued in the state or federal courts located in the City and County of Denver, Colorado; and (d) agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

15.         WAIVER OF JURY TRIAL. EACH OF THE CUSTOMER, GUARANTOR AND WFB HEREBY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION AT LAW OR IN EQUITY OR IN ANY OTHER PROCEEDING BASED ON OR PERTAINING TO THIS AMENDMENT OR THE ACKNOWLEDGMENT AND AGREEMENT OF GUARANTOR.

16.         Miscellaneous. This Amendment and the Acknowledgment and Agreement of Guarantor may be executed in counterparts and each counterpart shall constitute one and the same original. Manually executed counterparts of the signature pages of this Amendment and the Acknowledgment and Agreement of Guarantor may be delivered by the parties electronically so long as transmitted pages are reproducible on paper medium upon receipt. Each party is duly authorized to print any executed signature page so received and attach it to this Amendment and the Acknowledgment and Agreement of Guarantor, whereupon this Amendment and the Acknowledgment and Agreement of Guarantor shall be deemed to have been duly executed and delivered by the transmitting party and the paper copy of this Amendment and the Acknowledgment and Agreement of Guarantor assembled by the recipient with such signature page attached shall be deemed an original for all purposes, absent manifest error or bad faith. Article and Section headings in this Amendment are for reference only and shall not affect the construction of this Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

WELLS FARGO BANK, NATIONAL ASSOCIATION		TULSA INSPECTION RESOURCES, INC.

By:	/s/ R. Lindsay Gordon	By:	/s/ Dan O’Keefe
Name: R. Lindsay Gordon		Name: Dan O’Keefe
Its: Authorized Signatory		Its: Chief Financial Officer

Signature Page to Fifth Amendment to Account Purchase Agreement

ACKNOWLEDGMENT AND AGREEMENT OF GUARANTOR

The undersigned, a guarantor of the debts, obligations and liabilities of Tulsa Inspection Resources, Inc., an Oklahoma corporation (the “Customer”) to Wells Fargo Bank, National Association (together with its participants, successors and assigns, “WFB”), pursuant to a Continuing Guaranty by Tulsa Inspection Resources-Nondestructive Examination, Inc. in favor of WFB, dated as of November 9, 2012 (as amended or otherwise modified from time to time, the “Guaranty”), hereby (i) acknowledges receipt of the foregoing Amendment; (ii) consents to the terms (including without limitation the release by the undersigned set forth in the Amendment) and execution thereof; (iii) reaffirms all obligations to WFB pursuant to the terms of its Guaranty; and (iv) acknowledges that WFB may amend, restate, extend, renew or otherwise modify the Account Purchase Agreement and any debts, obligations, liabilities or agreement of the Customer, or enter into any agreement or extend additional or other credit accommodations, without notifying or obtaining the consent of the undersigned and without impairing the liability of the undersigned under its Guaranty for all of the Customer’s present and future debts, obligations and liabilities to WFB.

TULSA INSPECTION RESOURCES-NONDESTRUCTIVE EXAMINATION, INC.

By:	/s/ Dan O’Keefe
Name: Dan O’Keefe
Its: Chief Financial Officer

Signature Page to

Acknowledgment and Agreement of Guarantor

Fifth Amendment to Account Purchase Agreement